EXHIBIT 3.1

~~SECOND~~THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GARRETT MOTION INC.

~~April 30~~May 29, ~~2021~~ 2024

GARRETT MOTION INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1.       The name of the corporation is Garrett Motion Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on March 14, 2018 under the name Garrett Transportation Systems Inc. ~~An~~, an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 28, 2018, effective as of October 1, 2018 ~~(the “~~, and a Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 30, 2021 (the “Second Amended and Restated Certificate of Incorporation”).

2.       This ~~Second~~Third Amended and Restated Certificate of Incorporation has been duly executed and acknowledged by the undersigned, Jerome P. Maironi, Senior Vice President, General Counsel and Corporate Secretary of the corporation, pursuant to Section 103 of the General Corporation Law of the State of Delaware (the “DGCL”) and duly adopted in accordance with Sections 242~~,~~ and 245 ~~and 303~~ of the DGCL and ~~that certain Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan”) entered in the cases under chapter 11 of title 11 of the United States Code of Garrett Motion Inc. et al. in the United States Bankruptcy Court for the Southern District of New York, Case No. 20-12212 and~~ shall be effective upon filing with the Secretary of State of the State of Delaware.

3.       The Second Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is Garrett Motion Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

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ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

SECTION 1.       The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,200,000,000 shares of capital stock, consisting of (1) 1,200,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”), and (2) 1,000,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”). The number of authorized shares of either the Preferred Stock or the Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting as a single class, and, unless otherwise provided in any certificate of designation setting forth the terms of a series of Preferred Stock (each a “Certificate of Designation”), no vote of the holders of either the Preferred Stock or the Common Stock voting separately as a class shall be required therefor.

SECTION 2.       (a) The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized, by resolution or resolutions and without stockholder approval, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b)       For all purposes, this ~~Second~~Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) shall be subject to and shall be deemed to include the terms and conditions of each ~~certificate of designations (if any) setting forth the terms of a series of Preferred Stock (each, a “Certificate of Designations”)~~Certificate of Designation (if any), and all references to this ~~Second Amended and Restated~~ Certificate of Incorporation shall be deemed to include a reference to each such Certificate of ~~Designations~~Designation. In the event of a conflict between the terms of this ~~Second Amended and Restated~~ Certificate of Incorporation and any Certificate of ~~Designations~~Designation, the terms of the applicable Certificate of ~~Designations~~Designation shall be incorporated by reference and substituted for the inconsistent provision of ~~the Second Amended and Restated~~this Certificate of Incorporation so as to eliminate any inconsistency.

SECTION 3.       (a) Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required

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by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this ~~Second Amended and Restated~~ Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this ~~Second Amended and Restated~~ Certificate of Incorporation, the DGCL, or a Certificate of ~~Designations setting forth the terms of such series of Preferred Stock~~Designation.

(b)       Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted to such holders by this ~~Second Amended and Restated~~ Certificate of Incorporation, including pursuant to any Certificate of ~~Designations~~Designation setting forth the terms of such series of Preferred Stock.

(c)       Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors in its discretion shall determine.

(d)       Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. For the avoidance of doubt, a dissolution, liquidation or winding up shall not be deemed to be occasioned by or to include, without limitation, any voluntary consolidation, reorganization, conversion or merger of the Corporation with or into any other corporation or entity or other corporation or entities or a sale, lease, transfer, exchange or conveyance of all or a part of the Corporation’s assets.

(e)       Shares of Common Stock shall not entitle any holder thereof to any pre-emptive, subscription, redemption or conversion rights.

SECTION 4.       The Corporation shall not issue nonvoting equity securities; provided, however, that the foregoing restriction ~~shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), (ii) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation and (iii) in all events~~ may be amended or eliminated in accordance with applicable law as from time to time may be in effect~~. The prohibition on the issuance of nonvoting equity securities is included in this Second Amended and Restated Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code; provided, that the foregoing~~ and shall not in any way restrict or prevent the issuance of any shares of ~~Series B~~ Preferred Stock ~~(as defined in the Series A Investor Rights Agreement)~~ regardless of any voting rights granted thereto.

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ARTICLE V

SECTION 1.       (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise fixed pursuant to the terms of any outstanding series of Preferred Stock pursuant to this ~~Second Amended and Restated~~ Certificate of Incorporation, the number of directors of the Corporation shall be fixed from time to time by the Board of Directors.

(b)       The directors, other than those who may be elected by the holders of any series of Preferred Stock voting separately pursuant to this ~~Second Amended and Restated~~ Certificate of Incorporation, shall be elected by the stockholders entitled to vote thereon at each annual meeting of the stockholders. Each director shall be elected annually and shall hold office until the next annual meeting of stockholders and until his or her respective successor shall have been duly elected and qualified or until his or her earlier resignation or removal. The election of directors need not be by written ballot.

SECTION 2.       (a) Except as otherwise provided for or fixed by or pursuant to the provisions of this ~~Second Amended and Restated~~ Certificate of Incorporation relating to the rights of the holders of any outstanding series of Preferred Stock, including in any ~~certificate of designation setting forth the terms of such series of Preferred Stock~~Certificate of Designation, and subject to the rights of the ~~Series A~~ Investors under the Series A Investor Rights Agreement, any newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall only be filled by the Board of Directors by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors or by a sole remaining director. Any director elected in accordance with the first sentence of this Section 2 shall hold office for a term that shall coincide with the remaining term of such director and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation or removal.

(b)       Subject to the rights of the holders of any one or more series of Preferred Stock, ~~(i)~~ any director may be removed with or without cause ~~and (ii) the removal of any director, whether with or without cause, shall require the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote in the election of directors of the Corporation.~~ .

(c)       For purposes of this ~~Second Amended and Restated~~ Certificate of Incorporation:

“Affiliate” shall mean with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person.

“Beneficially own” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Centerbridge” shall mean Centerbridge Credit Partners Master, L.P.~~,~~ and Centerbridge Special Credit Partners III-Flex, L.P.

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“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Investor” shall mean any Person, other than the Corporation, that, from time to time, is a party to the Series A Investor Rights Agreement ~~or a holder of the Series B Preferred Stock~~.

“Oaktree” shall mean OCM Opps GTM Holdings, LLC, Oaktree Value Opportunities Fund Holdings, L.P., Oaktree Phoenix Investment Fund, L.P.~~,~~ and Oaktree Opportunities Fund Xb Holdings (Delaware), L.P.

“Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

~~“Series A Investor” shall mean any Person, other than the Corporation, that, from time to time, is a party to the Series A Investor Rights Agreement.~~

“Series A Investor Rights Agreement” shall mean that certain Series A Investor Rights Agreement, dated as of April 30, 2021, by and among the Corporation, Centerbridge, Oaktree and the additional parties thereto, as it may be amended, amended and restated or otherwise modified from time to time, including by (i) that certain Transaction Agreement, dated April 12, 2023, by and among the Corporation and Centerbridge, and (ii) that certain Transaction Agreement, dated April 12, 2023, by and among the Corporation and Oaktree.

~~“Transition Date” shall mean the first date on which either Centerbridge or Oaktree ceases to have the right to designate two (2) individuals for election to the Board of Directors.~~

ARTICLE VI

SECTION 1. ~~Prior to the Transition Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted so long as the Board of Directors has unanimously recommended that the stockholders of the Corporation take such action. On and after the Transition Date, and subject~~       Subject to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the holders of any class or series of stock of the Corporation may be taken only upon the vote of stockholders at annual or special meetings duly called and may not be taken by written consent of the stockholders.

SECTION 2.       Except as otherwise required by law and subject to the rights of the holders of any outstanding series of Preferred Stock and the requirements and procedures set forth in the By-laws of the Corporation, special meetings of stockholders of the Corporation may only be called by the affirmative vote of a majority of the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer (or, in the absence of a Chief Executive Officer, the President) of the Corporation, or by the ~~holders of a majority of the then outstanding Series A Shares (as defined in the Series A Investor Rights Agreement), for so long as Oaktree and Centerbridge beneficially own, in the aggregate, a majority of the then outstanding Series A~~

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~~Shares~~Secretary of the Corporation in the manner specified in the By-laws of the Corporation. Each special meeting shall be held at such date, time and place either within or without the State of Delaware, or by means of remote communication, as may be determined by the Board of Directors and as specified in the notice of meeting.

ARTICLE VII

In furtherance and not in limitation of the powers conferred upon it by law, and subject to the rights of the holders of any outstanding series of Preferred Stock, the Board of Directors is expressly authorized to adopt, repeal, alter or amend the By-laws of the Corporation by the vote of a majority of the Board of Directors. ~~In addition to any requirements of law and any other provision of this Second Amended and Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law), the affirmative vote of the holders of at least a majority of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote in the election of directors of the Corporation, voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal any provision of the By-laws of the Corporation.~~

ARTICLE VIII

SECTION 1.       To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

SECTION 2.       To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits, including to the extent that such law or amendment permits the Corporation to provide broader indemnification rights than permitted prior to such law or amendment, the Corporation may provide indemnification of (and advancement of expenses to) its current and former directors, officers and agents (and any other persons to which the DGCL permits the Corporation to provide indemnification) through By-law provisions, agreements with such agents or other persons, votes of stockholders or disinterested directors or otherwise.

SECTION 3.       No amendment to or repeal of any Section of this Article VIII, nor the adoption of any provision of this ~~Second Amended and Restated~~ Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

SECTION 1.       None of (i) the Investors or any of their respective Affiliates or (ii) any director who is not an employee of the Corporation or any of his or her respective Affiliates (the Persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities

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or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Article IX, Section 2. Subject to said Article IX, Section 2, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation or any of its Affiliates.

SECTION 2.       The Corporation does not renounce its interest in any corporate opportunity offered to any director if such corporate opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Corporation, and the provisions of Article IX, Section 1 shall not apply to any such corporate opportunity.

~~SECTION 3.~~ A potential business opportunity shall not be deemed to be a corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is not financially able to undertake, or (ii) from its nature, is not in the line of the Corporation’s business.

SECTION ~~4~~3.       For purposes of this Article IX only, “Affiliate” shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the Investors.

SECTION ~~5~~4.       To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this ~~Second Amended and Restated~~ Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

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ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (1) (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL (or any successor provision thereto) or as to which the DGCL (or any successor provision thereto) confers jurisdiction on the Court of Chancery of the State of Delaware, (d) any action asserting a claim governed by the internal affairs doctrine or (e) any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL, shall be the Court of Chancery of the State of Delaware, in all cases to the fullest extent permitted by law, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, any other state or federal court located within the State of Delaware and (2) any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, shall be the federal district courts of the United States (the “Federal Courts”). If any action, the subject matter of which is within the scope of the first sentence of this Article X, is filed in a court other than the Court of Chancery of the State of Delaware or the Federal Courts, as applicable (a “Foreign Action”), in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware or the Federal Courts, as applicable, in connection with any action brought in any such court to enforce the first sentence of this Article X and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI

The Corporation is to have perpetual existence.

ARTICLE XII

If any provision (or any part thereof) of this ~~Second Amended and Restated~~ Certificate of Incorporation shall be held invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this ~~Second Amended and Restated~~ Certificate of Incorporation (including, without limitation, each portion of any section of this ~~Second Amended and Restated~~ Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this ~~Second Amended and Restated~~ Certificate of Incorporation (including, without limitation, each such portion of any section containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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IN WITNESS WHEREOF, Garrett Motion Inc. has caused this Certificate to be duly executed in its corporate name as of the date first written above.

GARRETT MOTION INC.

By:	/s/ Jerome P. Maironi
Name: Jerome P. Maironi
Title: General Counsel and Corporate Secretary

[Signature Page to ~~Second~~Third Amended and Restated Certificate of Incorporation of Garrett Motion Inc.]